                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 1996, by and among AMERICAN TITLE COMPANY, a California corporation ("Purchaser"), NATIONS TITLE INSURANCE OF ARIZONA, INC., an Arizona corporation ("Company"), and FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Shareholder") with reference to the following facts and circumstances:

                                   RECITALS

     A. The Shareholder is the record and beneficial owner of all the issued and outstanding shares of common stock of the Company (the "Company Stock").

     B. The Shareholder desires to sell, and Purchaser wishes to purchase, all of the issued and outstanding Company Stock upon the terms and subject to the conditions set forth below.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                    I. PURCHASE AND SALE OF COMPANY STOCK

     1.1 PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), Shareholder will sell, transfer and convey One Thousand (1,000) shares of the Company Stock, which amount constitutes all of the issued and outstanding shares of the Company Stock, to Purchaser, and Purchaser will acquire the Company Stock from Shareholder.

     1.2. PURCHASE PRICE. In consideration of the sale and transfer of the Company Stock by Shareholder, Purchaser shall, in full payment therefor, pay to Shareholder the amount of Ten Thousand Dollars ($10,000) (the "Purchase Price").

     1.3. PAYMENT OF PURCHASE PRICE. Provided that all of the conditions to the Closing set forth in Article V below have been satisfied or waived by the party benefiting therefrom, Purchaser shall pay to Shareholder at the Closing the Purchase Price by delivery of a cashier's or certified bank check at Closing.

                                 II. CLOSING

     2.1. CLOSING. The closing of the purchase and sale of the Company Stock and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., local time, on December 31, 1996, at the offices of the Shareholder, 17911 Von Karman Avenue, Suite 500, Irvine, California 92614, or at such other date, time and place as the parties hereto may mutually agree upon in writing (the "Closing Date").

     2.2. SHAREHOLDERS' DELIVERIES AT CLOSING. Provided that all of the conditions to the Closing set forth in Article V below have been satisfied or waived by the party benefiting therefrom, Shareholder shall execute and deliver or cause to be delivered to Purchaser at the Closing the following documents:

           (a) Certificates representing the Company Stock being sold, duly endorsed for transfer, or accompanied by duly executed stock powers, transferring to Purchaser good and marketable title to the Company Stock, free and clear of all liens and encumbrances.

           (b) The Company's original minute book, such minute book to contain (i) original Articles of Incorporation and all amendments thereto, or copies thereof if the originals are unavailable, (ii) the Company's Bylaws presently in effect, (iii) the Company's stock transfer records together with all available cancelled stock certificates, and
     (iv) all minutes of meetings or consents in lieu of such meetings of the Company's Board of Directors and shareholders.

           (c) Such other documents and agreements as may be either reasonable or necessary to carry out the purpose and intention of this Agreement.

     2.3. PURCHASER'S DELIVERIES AT CLOSING. Provided that all of the conditions to the Closing set forth in Article V below have been satisfied or waived by the party benefiting therefrom, Purchaser shall execute and deliver or cause to be delivered to Shareholder at the Closing the following documents:

           (a) A certified or bank cashier's check payable to Shareholder (or, at Purchaser's option, wire transfer funds to an account designated in writing by the Shareholder) in the amount of the Purchase Price.

           (b) Such other documents and agreements as may be either reasonable or necessary to carry out the purpose and intention of this Agreement.

     III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

     The Company and the Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

    3.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, has full power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified to transact intrastate business and is in good standing in all jurisdictions in which the nature of its business or its properties makes such qualification necessary. The Company has furnished Purchaser with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof. Said copies are true, correct and complete and contain all amendments through the date of the Closing.

     3.2 AUTHORIZATION. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby and the performance of all of the Company's and Shareholder's obligations hereunder and thereunder and for the authorization, issuance, sale and delivery of the Company Stock have been taken or will be taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

     3.3 VALIDITY OF COMPANY STOCK. The sale of each of the shares of the Company Stock is not, and will not be, subject to any preemptive rights or rights of first refusal and, when issued, sold and delivered in compliance with the provisions of this Agreement, the Company Stock will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Company Stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists solely of One Million (1,000,000) shares of Class A common stock and One Million (1,000,000) shares of Class B common stock, par value of $1.00 per share, of which 1,000 shares are issued and outstanding. Upon the consummation of the transactions contemplated by this Agreement, the Shareholder shall have transferred and conveyed one hundred percent (100%) of the issued and outstanding shares of Company Stock to Purchaser. All of the issued and outstanding shares of the Company Stock are duly authorized and validly issued, fully paid and nonassessable. There are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights, or other agreements either directly or indirectly for the purchase or acquisition of any shares of the Company Stock. All of the outstanding shares of the Company Stock have been duly and validly issued in compliance with all applicable federal and state securities laws.

     3.5 FINANCIAL STATEMENTS. The balance sheet as of December 31, 1996, together with statements of income and cash flow for the year ending December 31, 1996, heretofore delivered to Purchaser, are complete and correct in all material respects, and fairly present the financial condition of the Company and the results of its operation as of the dates and for the periods referred to and have been prepared in accordance with generally accepted accounting principles consistently applied.

     3.6 MATERIAL CONTRACTS AND AGREEMENTS. Except as set forth on SCHEDULE 3.6, the Company has no contract, agreement, lease or other commitment, written or oral, absolute or contingent. All material contracts, agreements and instruments to which the Company is a party are valid and binding and in full force and effect in all material respects, and the Company is not in, and to the best of its knowledge, no other party thereto is in material breach thereof.

     3.7 TITLE TO PROPERTIES AND ASSETS. Except as set forth on SCHEDULE 3.7, the Company has good and marketable title to its properties and assets, and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance, or charge, other than (a) liens resulting from taxes which have not yet become delinquent, or (b) minor liens, encumbrances, or defects of title which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair their operations.

     3.8 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of its Articles of Incorporation or Bylaws, any mortgage, indenture, contract, agreement, instrument, judgment, decree, order or any statute, rule or regulation applicable to it. The execution, delivery, and performance of and compliance with this Agreement, and the issuance and sale of the Company Stock pursuant hereto, will not result in any violation of any term of the Articles of Incorporation or Bylaws of either or any mortgage, indenture, contract, agreement, instrument, judgment, decree or order, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company; and there is no term of the Articles of Incorporation or Bylaws of the Company or any mortgage, indenture, contract, agreement, instrument, judgment, decree or order which materially adversely affects, or, so far as the Company may now reasonably foresee, in the future may materially adversely affect, its business, prospects, conditions, affairs, operations or any of its properties or assets.

     3.9 LITIGATION. There are no actions, proceedings, or investigations before any court or administrative agency pending or currently threatened against or with respect to the Company (or any basis therefor known to the Company or the Shareholder), which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, the Company individually or in the aggregate, might result in a material adverse change in the business, prospects, conditions, affairs, or operations of the Company or in any of its properties or assets, or in any material impairment of the right or ability of each to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Company. The Company is not a party or subject to, and none of its assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality.

     3.10 TAXES. The Company has no material liability for any federal, state or local taxes, except for taxes which have accrued and are not yet payable. The Company has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. The Company has paid, or has provided adequate reserves (in the good faith judgment of the management of the Company) for the payment of, all federal and state income or premium taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

     3.11 EMPLOYEES. No employee of the Company is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any Court or administrative agency that would conflict with such employee's obligation to use his or her best effort to promote the interests of the Company or that would conflict with its business as conducted or as proposed to be conducted. No employee of the Company is in violation of any term of any employment contract, or any other contract or agreement relating to the relationship of any such employee with it or any previous employer. The Company has no collective bargaining agreements with any of its employees and, to the best knowledge of the Company and the Shareholder, there is no labor union organizing activity pending or threatened with respect to the Company.

     3.12 GOVERNMENTAL CONSENTS. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority, required on the part of Company and/or Shareholder in connection with the valid execution and delivery of this Agreement and the offer, sale or issuance of the Company Stock, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Closing, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

     3.13 OPERATING RIGHTS. The Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, "Licenses") as are necessary or appropriate to the operation of its business as now conducted and as proposed to be conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or threatened that could result in the revocation or limitation of any such Licenses. The Company has conducted its business so as to comply in all material respects with all such Licenses.

     3.14 FULL DISCLOSURE. Neither this Agreement, the representations and warranties by the Company contained herein, the exhibits or schedules hereto, nor any other written statement or certificate delivered or to be furnished to Purchaser in connection herewith, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which has not been disclosed to Purchaser that would materially adversely affect the Company's business or financial condition or its ability to perform its obligations under this Agreement.

                   IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company and Shareholder as follows:

     4.1 ORGANIZATION AND GOOD STANDING. Purchaser has been duly organized and is existing as a corporation in good standing under the laws of the State of California with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     4.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by it and, upon due execution and delivery by Purchaser, this Agreement and the agreements contemplated hereby will be valid and binding agreements of Purchaser, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies.

     4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not conflict with or result in the violation of the provisions of the Articles of Incorporation or Bylaws of Purchaser.

     4.4 INVESTMENT INTENT. Purchaser is acquiring the Company Stock for investment purposes only, for its own account and not as a nominee or agent for any other person, and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act of 1933.

                            V. CONDITIONS TO CLOSING

     5.1. CONDITIONS TO OBLIGATIONS OF PURCHASER AT CLOSING. Purchaser's obligations hereunder are subject to the fulfillment, at or prior to the Closing, of all of the following conditions:

 (a) Representations and Warranties True: Performance of Obligations. The representations and warranties made by the Company and the Shareholder in
Section 3 hereof shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date; and the Company and the Shareholder shall have performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by them on or prior to the Closing.

           (b) MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change to the business, assets, financial condition or prospects of the Company.

           (c) AUTHORIZATIONS AND APPROVALS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with transactions contemplated by this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Company Stock shall have been issued and no proceedings for such purpose shall be pending.

          (d) DELIVERY OF DOCUMENTS. The Company shall have delivered to Purchaser all share certificates evidencing the Company Stock and such other documents and instruments as Purchaser may reasonably request.

          (e) CERTIFICATES. The President and Chief Financial Officer of the Company shall deliver to Purchaser a certificate in which they certify that all of their representations and warranties are true and correct, that all obligations to be performed by them pursuant to this Agreement prior to Closing have been performed, and that all of the conditions to Purchaser's obligations provided for in this Section 5.1 have been satisfied.

     5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT THE CLOSING. The Company's obligations hereunder are subject to the fulfillment, at or prior to the Closing, of all of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by Purchaser in Section
4 hereof shall be true and correct at the Closing Date, with the same force and effect as if they had been made on and as of said date; and Purchaser shall have performed all obligations herein required to be performed by it at or prior to the Closing.

           (b) AUTHORIZATIONS AND APPROVALS. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the transactions contemplated by this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Company Stock shall have been issued and no proceedings for such purpose shall be pending or threatened by the Securities and Exchange Commission, the California Commissioner of Corporations, or any similar officer of any other federal or state agency having jurisdiction over this transaction.

                    VI. CONDUCT OF BUSINESS PENDING CLOSING

     During the period commencing on the date hereof and continuing through the Closing Date, the Company and Shareholder jointly and severally covenant and agree that:

     6.1 QUALIFICATION. The Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions in which it is qualified to transact business.

     6.2 ORDINARY COURSE. The Company shall conduct its business in the ordinary course and shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by the Company as of the date of this Agreement. The Company will use its best efforts to preserve its business organizations intact, to keep available to Company its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with the Company.

     6.3 CORPORATE MATTERS. The Company shall not (a) amend its Articles of Incorporation or Bylaws; (b) issue any shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (d) agree to any of the acts listed above.

     6.4 INDEBTEDNESS. The Company shall not incur any indebtedness, sell any debt securities or lend money to or guarantee the indebtedness of any person or entity. The Company shall not restructure or refinance its existing indebtedness.

     6.5 DISPOSITION OF ASSETS. The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any lien upon any of its properties or assets, tangible or intangible, or upon any interest therein, except for sales in the ordinary course of its business.

     6.6 EMPLOYEES AND COMPENSATION. The Company shall not do, or agree to do, any of the following acts: (a) make any change in compensation payable or to become payable by it to any officer, employee, or representative; (b) make any change in benefits payable to any officer, employee, or representative under any bonus or other contract or commitment; or (c) modify any collective bargaining agreement to which it is a party or by which it may be bound.

     6.7 CONSENTS. The Company shall use its best efforts to obtain any consent, authorization or approval of any person or entity required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

     6.8 MAINTENANCE OF INSURANCE. The Company shall maintain its policies of insurance in full force and effect and shall not do, permit or willingly allow to be done any act by which any of the policies may be suspended, impaired or cancelled.

                              VII. INDEMNIFICATION

     7.1 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDER. The Company and the Shareholder shall indemnify and hold harmless Purchaser against any and all losses, liabilities, claims and expenses, including reasonable attorneys' fees ("Losses"), sustained by Purchaser resulting from, arising out of, or connected with any material inaccuracy in, breach of, or nonfulfillment of any representation, warranty, covenant or agreement made by or other obligation of the Company contained in this Agreement. Notwithstanding the foregoing, the Company and the Shareholder shall not be liable for any of Purchaser's lost profits or any incidental or consequential damages.

     7.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless the Company and the Shareholder against any and all Losses sustained by the Company and/or the Shareholder resulting from, arising out of, or connected with any material inaccuracy in, breach of, or nonfulfillment of any representation, warranty, covenant or agreement made by or other obligation of Purchaser contained in this Agreement. Notwithstanding the foregoing, Purchaser shall not be liable for any of the Company's or the Shareholder's lost profits or any incidental or consequential damages.

     7.3 PROCEDURES. In the event any third party asserts any claim with respect to any matter as to which the indemnities in this Agreement relate, the party against whom the claim is asserted (the "Indemnified Party") shall give prompt notice to the other party (the "Indemnifying Party"), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third party claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third party claim within thirty (30) days after receipt of the notice of the third party claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses and expenses related to the defense or settlement of the third party claim. The parties shall cooperate in defending against any asserted third party claims. For purposes of this Section 7, the indemnification of the Indemnified Party shall also include the indemnification of the Indemnified Party's employees, agents, affiliates, and third parties performing services for the Indemnified Party, and the reference to this Agreement includes any certificate, schedule, list, summary or other information provided or delivered to a party by the Indemnifying Party or its agents and affiliates in connection with this Agreement.

                              VIII. MISCELLANEOUS

     8.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

     8.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by it hereunder as of the date of such certificate or instrument.

     8.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

     8.4 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

     8.5 SEVERABILITY. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.6 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the parties hereto.

     8.7 NOTICE. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the third day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed: (a) if to Purchaser, at its address as set forth at the end of this Agreement, or at such other address as such Purchaser shall have furnished to the Company in writing or (b) if to the Company, at its address as set forth at the end of this Agreement, or at such other address as it shall have furnished to Purchaser in writing.

     8.8 CONSTRUCTION. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     8.9 HEADINGS. The headings of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the foregoing Agreement is hereby executed as of the date first above written.

PURCHASER ADDRESS:
                                       American Title Company
17911 Von Karman Ave., Ste. 500
Irvine, California 92614               By.     /s/ Michael C. Lowther
                                            ------------------------------
                                               Michael C. Lowther
                                       Its:    Chief Executive Officer

COMPANY ADDRESS:
                                       Nations Title Insurance of Arizona, Inc.
17911 Von Karman Ave., Ste. 300
Irvine, California 92614               By:     /s/ M'Liss Jones Kane
                                            ------------------------------
                                                M'Liss Jones Kane
                                       Its:     Senior Vice President and
                                                Secretary

SHAREHOLDER ADDRESS:
                                       Fidelity National Financial, Inc.
17911 Von Karman Ave., Ste. 300
Irvine, California 92614               By:      /s/ Carl A. Strunk
                                            ------------------------------
                                                Carl A. Strunk
                                         Its:   Executive Vice President and
                                                Chief Financial Officer

                                    SCHEDULE 3.6
                     LIST OF MATERIAL CONTRACTS AND AGREEMENTS

                                    SCHEDULE 3.7
                    EXCEPTIONS TO TITLE OF PROPERTIES AND ASSETS